EXHIBIT 5.1

[PEPPER HAMILTON LLP LETTERHEAD]

January 26, 2005

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, Pennsylvania 19341

Re:	Registration Statement on Form S-3

Ladies and Gentlemen :

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of (i) $62,500,000 principal amount of 6% Convertible Senior Secured Notes due 2009 (the “Notes”) of ViroPharma Incorporated (the “Company”), (ii) 25,000,000 shares of Common Stock, $0.002 par value per share, of the Company (the “Common Stock”) issuable upon conversion of the Notes (the “Conversion Shares”), and (iii) the 3,100,000 shares of Common Stock issuable upon certain make-whole interest payments under the Notes (the “Make-Whole Shares”, and collectively with the Conversion Shares, the “Shares”), all of which Notes and Shares, if and when sold, will be sold by certain securityholders of the Company (the “Selling Securityholders”).

We have examined such corporate records, certificates, and other documents and such questions of law, as we have considered necessary to render this opinion. We have also examined a signed copy of the Registration Statement and signed copies of all Exhibits thereto requiring signature, including but not limited to the Convertible Notes Indenture dated as of October 18, 2004 (the “Indenture”) of ViroPharma Incorporated to U.S Bank National Association, as Trustee, and the Global Note No. G-1 in principal amount of U.S. $62,500,000 dated January 19, 2005 (the “Global Note”), forms of which have been filed with the Commission. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

In our examination of the foregoing documents, we have assumed that the Indenture for the Notes has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimen of the Global Note examined by us, that the Trustee’s certificate of authentication of the Notes has been manually signed by one of the Trustee’s authorized officers, that the certificates for the Shares will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Shares, and that the issuance of the Conversion Shares upon conversion of the Notes and the Make-Whole Shares upon certain make-whole interest payments will be made in accordance with the terms of the Notes and the provisions of the Indenture applicable to such conversion or make-whole interest payment, as applicable. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law, the federal laws of the United States of America and solely in the case of the opinion expressed in paragraph 1. below, the laws of the State of New York.

For the purposes of the opinion expressed in paragraph 3. below, we have assumed that the issuance of the Make-Whole Shares that may be issued from time to time will have been specifically authorized for issuance by the Company’s board of directors or an authorized committee thereof in accordance with applicable Delaware law and in a manner that does not violate any law, government or court-imposed order, restriction, agreement or instrument then binding on the Company (the “Authorizing Proceedings”).

Based upon and subject to the foregoing, we are of the opinion that:

1. the Notes constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

2. the Conversion Shares have been duly and validly authorized and, when issued upon conversion of the Notes, in accordance with the terms of such Notes, will be validly issued, fully paid and non-assessable; and

3. upon the completion of all Authorizing Proceedings relating to the Make-Whole Shares, the Make-Whole Shares will be duly authorized and, when issued in accordance with the Authorizing Proceedings, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Notes or the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ PEPPER HAMILTON LLP

PEPPER HAMILTON LLP